LivePerson to Reschedule Fourth Quarter 2022 Earnings Release and Webcast
Plans to file Form 10-K within 15-day grace period provided by SEC Rule 12b-25

NEW YORK, February 28, 2023 -- LivePerson, Inc. (Nasdaq: LPSN), a global leader in Conversational AI, today announced that it will reschedule its fourth quarter 2022 earnings release and related video webcast due to a delay in finalizing its Form 10-K for the year ended December 31, 2022. The Company also filed a Form 12b-25 with the Securities and Exchange Commission (SEC) to extend the filing deadline for its Form 10-K for fifteen calendar days, until Thursday, March 16, 2022. As long as the Company files the Form 10-K within the fifteen-day grace period, the report will be deemed to have been filed timely by the SEC.

The Company anticipates filing its Form 10-K within the fifteen-day grace period and expects to publish its fourth quarter 2022 earnings release and hold its quarterly video webcast as soon as practicable on or after the date it files its Form 10-K.

This extension provides the Company with added time to perform additional review and testing of revenue recognition with respect to a recently discontinued WildHealth program, for which Medicare reimbursement is suspended pending further governmental review, and to complete its in-process review of internal controls and procedures. WildHealth was acquired by LivePerson in 2022, and integration remains in process.

Forward-Looking Statements
Statements in this press relate about the Company that are not historical facts are forward-looking statements based on our current expectations and estimates. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Our current expectations may not prove to be accurate. The words “estimates,” “expects,” “anticipates,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our beliefs and expectations relating to the filing of the Form 10-K and 2002 earnings release and the results of the ongoing review. These forward-looking statements are not guarantees of future results. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in the Company’s financial reporting, including the possibility that the Company will not be able to file its Form 10-K within the fifteen-day extension permitted by the rules of the U.S. Securities and Exchange Commission, and the possibility that the ongoing review may identify errors or control deficiencies in the Company's accounting practices. We do not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

About LivePerson, Inc.

LivePerson (NASDAQ: LPSN) is a global leader in Conversational AI. Hundreds of the world's leading brands — including HSBC, Virgin Media, and Burberry — use our Conversational Cloud platform to engage with millions of consumers as personally as they would with one. We power nearly a billion conversational interactions every month, providing a uniquely rich data set to build connections that reduce costs, increase revenue, and are anything but artificial. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our Conversational AI, please visit liveperson.com.

Investor Relations Contact
ir-lp@liveperson.com

SOURCE LivePerson, Inc.
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